Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-76485 and 333-70534) and on Form S-8 (Nos. 333-102003, 333-90676, 333-45258 and 333-36392) of Icoria, Inc. of our report dated March 28, 2005 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 31, 2005